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                                                                      EXHIBIT 99

                           DIVIDEND REINVESTMENT PLAN

1.  DEFINITIONS

     The following terms when used herein shall have the following definitions:

     "Agent" shall mean any dividend reinvestment agent as from time to time may be appointed by EastGroup as agent to administer the Plan. EastGroup has appointed Harris Trust and Savings Bank, as Agent for the Plan.

     "Authorization Form" shall mean such authorization form as EastGroup or the Agent may from time to time or upon request furnish stockholders and which shall be returned to the Agent by such stockholders to indicate their election to participate in specified portions of the Plan.

     "Dividend Payment Date" shall mean the date on which dividends are paid on the Common Stock. These dates usually occur in the fourth week of March, June, September and December.

     "Investment Date" shall mean the same date as the Dividend Payment Date as indicated above.

     "New York Stock Exchange" shall mean the New York Stock Exchange, Inc. or any successor institution on which the Common Stock is listed.

     "Participant" shall mean any EastGroup stockholder who has returned a properly completed Authorization Form to EastGroup or the Agent indicating election to participate in any portion of the Plan and who has been enrolled in that portion of the Plan by EastGroup.

     "Plan" shall mean this Dividend Reinvestment Plan.

     "Common Stock" shall mean shares of common stock, $0.0001 par value per share, of EastGroup.

     "EastGroup" shall mean EastGroup Properties, Inc.

2.  PURPOSE

     The purpose of this Plan is to enable EastGroup stockholders to have all or part of their Common Stock dividends automatically reinvested in additional shares of Common Stock of EastGroup. Because Common Stock acquired under the Plan will be purchased directly from EastGroup, no brokerage commissions or other fees will be incurred by Participants in making the purchases.

3.  ELIGIBILITY FOR PARTICIPATION IN THE PLAN

     All stockholders of record of Common Stock are automatically eligible to participate in the Plan and may do so by completing and returning to EastGroup or the Agent the Authorization Form furnished to them by EastGroup or the Agent. Beneficial owners of shares of Common Stock which are registered in names other than their own (e.g., in the name of a broker, bank or other nominee) who want to participate, must either make appropriate arrangements with their broker, bank or other nominee, or have their shares of Common Stock transferred into their own names. Although the Common Stock is not registered in their own names, EastGroup may permit participants in its employee benefits plan to participate in the Plan on such terms and conditions as EastGroup may from time to time establish for such purposes. EastGroup reserves the right to refuse to permit a broker, bank or other nominee to participate in the Plan if the terms of such participation would in EastGroup's judgment result in excessive cost or burden on EastGroup.

4.  ADMINISTRATION OF THE PLAN

     The Agent shall administer the Plan and EastGroup shall pay all the costs of such administration. The Agent will maintain records and perform such other duties as may be required. In addition, the Agent will send to each Participant
(a) after each dividend reinvestment, a statement which will show the amount of the dividend, the purchase price per share of Common Stock, the number of shares of Common Stock purchased, the total number of certificated and noncertificated shares of Common Stock owned by the Participant and the total number of shares of Common Stock owned by the Participant, and (b) annual and other reports to stockholders, proxy statements and income tax information for reporting dividends. Common Stock purchased by a Participant through reinvested dividends will be credited to the Participant's plan account. Upon request of the Participant, the Agent will furnish certificates for shares of Common Stock in the Participant's plan
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account. No certificates will be issued for fractional shares but the market value thereof will be paid in cash to a requesting Participant.

     The Agent will have the responsibility for furnishing certificates for shares of Common Stock and any cash payment in lieu of fractional shares owned by a Participant upon request or termination of participation by the Participant.

5.  REINVESTMENT OF DIVIDENDS

     Participants may elect to have dividends on all or part of their Common Stock automatically reinvested by completing the Authorization Form to that effect and returning it to the Agent. Reinvestment of dividends shall commence with dividends paid on the next Dividend Payment Date following receipt of the Authorization Form provided it is received before the record date for the dividend. Should an Authorization Form be received by the Agent on or after the record date, dividend reinvestment will commence with the following dividend. The price at which Common Stock shall be purchased by reinvested dividends on each Dividend Payment Date shall be the average of the high and low sales prices of the shares of Common Stock as reported in The Wall Street Journal for the New York Stock Exchange Composite Transactions, on that Dividend Payment Date, or if no such transactions are reported on such date, then on the next preceding date when such shares of Common Stock have been sold. If The Wall Street Journal is not published on a Dividend Payment Date, EastGroup may determine the price of the Common Stock by reference to The New York Times or by any other appropriate method.

6.  CALCULATION OF COMMON STOCK PURCHASED

     The number of shares of Common Stock purchased, including fractional shares of Common Stock rounded to four decimal places, shall be determined by dividing the amount of the dividends reinvested by the purchase price per share of Common Stock.

7.  MODIFICATION OR TERMINATION OF PARTICIPATION

     Participants may modify participation in the dividend reinvestment portion of the Plan by notifying the Agent in writing of the increased or decreased number of shares of Common Stock with which they wish to participate. Participants may terminate participation in the dividend reinvestment portion of the Plan at any time by notifying the Agent in writing to that effect. Any notice is effective only upon receipt. If such notice is received by the Agent before any record date for dividend payment, the Agent will modify or terminate the reinvestment of the Participant's dividends under the Plan as of that Dividend Payment Date. In order to reenter the Plan after termination, the stockholder must complete a new Authorization Form. Upon termination of participation in the Plan, the Agent will send the Participant a certificate for the Common Stock and cash for any fractional shares of Common Stock, as provided herein.

     The Agent shall terminate the Participant's plan account upon receipt of written notice of the Participant's death or adjudication of incompetency, provided, however, in the event of any such notice, the Agent shall retain all Common Stock in the Participant's plan account until the Participant's legal representative shall have been appointed and furnished proof satisfactory to the Agent of the legal representative's right to receive such Common Stock.

8.  TERMINATION FEE.

     A service charge of $5.00 will be charged by the Agent and deducted from the Participant's account in the event of termination by the Participant of his or her participation in the Plan.

9.  CERTIFICATES FOR PURCHASED COMMON STOCK

     A stockholder who has purchased Common Stock under the Plan and wishes to obtain certificates for those shares of Common Stock may do so by notifying the Agent in writing to that effect. However, no certificate will be issued for fractional shares of Common Stock. The market value of any fractional shares will be paid in cash to a stockholder requesting a certificate for all his or her noncertificated shares of Common Stock.

10.  CERTIFICATE SAFEKEEPING

     The Agent will provide certificate safekeeping. Participants will be charged $5.00 for each transaction involving the putting of one or more certificates into safekeeping.
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11.  STOCK SPLITS OR STOCK DIVIDENDS

     Any dividends of Common Stock resulting from stock splits or dividends will be credited to a Participant's plan account.

12.  VOTING

     All Common Stock credited to a Participant's plan account under the Plan shall be voted by the Participant. If on the record date for a meeting of stockholders there are shares of Common Stock credited to the plan account of a Participant, that Participant will be sent the proxy material for the meeting and a proxy covering all of the Participant's Common Stock, including shares of Common Stock credited to the Participant's plan account. If the Participant returns an executed proxy to the Agent, the Common Stock will be voted as directed with respect to all of Participant's shares of Common Stock (including any fractional shares), or the Participant may vote all of the Common Stock in person at the meeting. In the absence of any such direction or attendance at the meeting, such Common Stock will not be voted by the Agent.

13.  LIABILITY

     Neither EastGroup, the Agent, nor any agent for either, in administering the Plan, shall be liable for any act or failure to act taken in good faith, including, without limitation, any claim of liability arising out of failure to terminate a Participant's participation in the Plan upon the Participant's death.

14.  TAX

     It is understood that the automatic reinvestment of dividends under this Plan does not relieve the Participant of any income tax liability arising as a result of such dividends. The Plan will report to each Participant the amount of dividends credited to the Participant's account.

15.  TERMINATION, SUSPENSION OR MODIFICATION

     EastGroup reserves the right to modify, suspend or terminate the Plan at any time by written instrument.

16.  CHECKS OR DRAFTS

     The Participant shall have no right to draw checks or drafts against the Participant's plan account or to give instructions to the Agent in respect of any shares of Common Stock held therein except as expressly provided herein.

17.  COMPLIANCE WITH APPLICABLE LAW AND REGULATIONS

     EastGroup's obligation to offer, issue or sell its Common Stock hereunder shall be subject to EastGroup's obtaining any necessary approval, authorization and consent from any regulatory authorities having jurisdiction over the issuance and sale of the Common Stock. EastGroup may elect not to offer or sell its Common Stock hereunder to stockholders residing in any jurisdiction where, in the sole discretion of EastGroup, the burden or expense of compliance with applicable blue sky or securities laws make that offer or sale impracticable or inadvisable.

18.  NOTICES

     Any notice or request required or permitted to be given to the Agent by a Participant shall be in writing and delivered to Harris Trust and Savings Bank,
Attention: Dividend Reinvestment Unit, 311 West Monroe Street, P.O. Box A3309, Chicago, Illinois 60690, by first-class mail, postage prepaid. Notices to the Participant may be given by the Agent by first-class mail, postage prepaid, addressed to the Participant at his or her last known address as reflected by the records of the Agent. The Participant agrees to notify the Agent promptly in writing of any change of address.

19.  GOVERNING LAW

     This Plan shall be governed by and construed in accordance with the laws of the State of Maryland.